                             UNCONDITIONAL GUARANTY
                           OF PAYMENT AND PERFORMANCE

      1. FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned ("Guarantor"), unconditionally, absolutely and irrevocably guarantees and promises to pay to SPENCER FAMILY, LLC, a Massachusetts limited liability company (together with its successors and assigns under the Lease (as defined below), "Lessor"), or order, any and all amounts, including, without limitation, Base Annual Rental, Base Monthly Rental, taxes, insurance premiums, impounds, reimbursements, late charges, default interest, damages, indemnity obligations and all other amounts, costs, fees, expenses and charges of any kind or type whatsoever, which may or at any time be due to Lessor pursuant to the following agreements (collectively, the "Documents"):

            A. Sale-Leaseback Agreement, dated as of the date hereof, between Lessor and Saxet Corporation, a Delaware corporation, and Uno Foods, Inc., a Massachusetts corporation ("Sellers"), with respect to the sale and purchase of certain parcels of real property and the improvements located thereon (the "Properties");

            B. Master Lease (the "Lease"), dated as of the date hereof, between Lessor and SLA Mail, Inc., a Massachusetts corporation ("Lessee") by which Lessor leases the Properties to Lessee;

            C. Acknowledgement of Master Lease Assignment and Subordination, Nondisturbance and Attornment Agreement dated as of the date hereof among Lessee, Lessor, and General Electric Capital Business Asset Funding Corporation ("Lender");

            D. Any other document, agreement, instrument or certificate contemplated by the Lease, or any other documents, agreements, instruments or certificates now or hereafter entered into between Lessor and Lessee with respect to the Lease; and

            E. Any amendment of the foregoing documents, agreements, instruments or certificates now or hereafter entered into between Lessor and Lessee.

Initially capitalized terms not otherwise defined in this Guaranty shall have the meanings set forth in the Lease.

      2. Guarantor also unconditionally guarantees the truthfulness and accuracy of all representations, warranties and certifications of Lessee, the satisfaction of all conditions by Lessee and the full and timely performance of all obligations to be performed by Lessee, under or pursuant to the Documents (the matters which are guaranteed pursuant to Sections 1 and 2 are hereinafter collectively referred to as the "Obligations").

      3. The obligations of Guarantor under this Guaranty are primary, joint and several and independent of the obligations of Lessee and any and every other guarantor of the Obligations, and a separate action or actions may be brought and executed against Guarantor or any other such guarantor, whether or not such action is brought against Lessee, Sellers or any other such guarantor and whether or not Lessee, Sellers or any other such guarantor be joined in such action or actions. Lender shall not be required to exhaust any security or to proceed against Lessor or Lessee before proceeding against Guarantor with respect to the Obligations. Guarantor waives the benefit of any statute or rule inconsistent with the terms hereof.

      4. This is an absolute and unconditional guaranty of payment and performance and not of collection and Guarantor unconditionally (a) waives any requirement that Lessor first make demand upon, or seek to enforce or exhaust remedies against, Lessee, Sellers or any other person or entity (including any other guarantor) or any of the collateral or property of Lessee, Sellers or such other person or entity before demanding payment from, or seeking to enforce this Guaranty against, Guarantor; (b) waives and agrees not to assert any and all rights, benefits and defenses which might operate, contrary to Guarantor's agreements in this Guaranty, to limit Guarantor's liability under, or the enforcement of, this Guaranty; (c) covenants that this Guaranty will not be discharged until all of the Obligations are fully satisfied; and (d) agrees that this Guaranty shall remain in full effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of any of the Documents, or any limitation of the liability of Lessee or Guarantor thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever.

      5. This Guaranty is a continuing guaranty, and the obligations, undertakings and conditions to be performed or observed by Guarantor under this Guaranty shall not be affected or impaired by reason of the happening from time to time of the following with respect to the Documents, all without notice to, or the further consent of, Guarantor:

            (a) the waiver by Lessor of the observance or performance by Lessee, Sellers or Guarantor of any of the obligations, undertakings, conditions or other provisions contained in any of the Documents, except to the extent of such waiver;

            (b) the extension, in whole or in part, of the time for payment of any amount owing or payable under the Documents;

            (c) the modification or amendment (whether material or otherwise) of any of the obligations of Lessee or Sellers under, or any other provisions of, any of the Documents, except to the extent of such modification or amendment;

            (d) the taking or the omission of any of the actions referred to in any of the Documents (including, without limitation, the giving of any consent referred to therein);

            (e) any failure, omission, delay or lack on the part of Lessor to enforce, assert or exercise any provision of the Documents, including any right, power or remedy conferred on Lessor in any of the Documents or any action on the part of Lessor granting indulgence or extension in any form;

            (f) the assignment to or assumption by any third party of any or all of the rights or obligations of Lessee or Sellers under all or any of the Documents;

            (g) the release or discharge of Lessee or any of the Sellers from the performance or observance of any obligation, undertaking or condition to be performed by Lessee or any of the Sellers under any of the Documents by operation of law, including any rejection or disaffirmance of any of the Documents in any bankruptcy or similar proceedings;

            (h) the receipt and acceptance by Lessor or any other person or entity of notes, checks or other instruments for the payment of money and extensions and renewals thereof;

            (i) any action, inaction or election of remedies by Lessor which results in any impairment or destruction of any subrogation rights of Guarantor, or any rights of Guarantor to proceed against any other person or entity for reimbursement;

            (j) any setoff, defense, counterclaim, abatement, recoupment, reduction, change in law or any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under the laws of the States of Massachusetts or Illinois, the states in which the Properties are located, or any other jurisdiction;

            (k) any substitution of a Substitute Property for a Property pursuant to the terms and conditions of the Lease; and

            (l) the termination or renewal of any of the Obligations or any other provision thereof.

      6. Guarantor represents and warrants to Lessor that:

            (a) Neither the execution nor delivery of this Guaranty nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a default under, any agreement or instrument to which Guarantor is now a party or by which Guarantor may be bound, or result in the creation of any lien, charge or encumbrance upon any property or assets of Guarantor, which conflict, breach, default, lien, charge or encumbrance could result in a material adverse change in the financial condition of Guarantor;

            (b) No further consents, approvals or authorizations are required for the execution and delivery of this Guaranty by Guarantor or for Guarantor's compliance with the terms and provisions of this Guaranty;

            (c) This Guaranty is the legal, valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with its terms;

            (d) Guarantor has the full power, authority, capacity and legal right to execute and deliver this Guaranty, and, to the extent Guarantor is a corporation, partnership, limited liability company or other form of entity, the parties executing this Guaranty on behalf of Guarantor are fully authorized and directed to execute the same to bind Guarantor;

            (e) Guarantor is not a "foreign individual," "foreign corporation," "foreign partnership," "foreign limited liability company," "foreign trust," or "foreign estate," as those terms are defined in the U.S. Internal Revenue Code and the regulations promulgated thereunder. Guarantor's Federal Tax Identification Number is accurately set forth herein next to the signature of Guarantor;

            (f) The Documents are conclusively presumed to have been signed in reliance on this Guaranty, and the assumption by Guarantor of its obligations under this Guaranty results in direct financial benefit to Guarantor.

      7. (a) Guarantor covenants to Lessor that, during the term of this Guaranty, Guarantor will not transfer or dispose of any material part of its assets except in the ordinary course of business for full and fair consideration and reasonably equivalent value; provided, however, that at any time and from time to time during the term of this Guaranty, the Guarantor, except as prohibited by the Master Lease, may (i) pledge and grant security interests in any or all of its assets to secure indebtedness of Guarantor and/or any of its subsidiaries or other affiliates (including, without limitation, indebtedness with respect to letters of credit, interest rate protection agreements, ACH exposure and any other extension of credit) to banks, insurance companies and other institutional lenders (collectively the "Lenders") and the Lenders may exercise all of their rights and remedies under all such pledges and security interests and (ii) transfer any or all of its assets in full or partial payment of any indebtedness of Guarantor and/or any of its subsidiaries or other affiliates (including, without limitation, indebtedness with respect to letters of credit, interest rate protection agreements, ACH exposure and any other extension of credit) to the Lenders provided such transfer is for full and fair consideration and reasonable equivalent value.

      For purposes of this Section 7, the following terms shall be defined as set forth below:

            "CAPITAL LEASE" shall mean all leases of any property, whether real, personal or mixed, by Guarantor and Uno Restaurant Holdings Corporation, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Guarantor. The term "Capital Lease" shall not include any operating lease.

            "DEBT" shall mean with respect to Guarantor and Parent and for the applicable 12 Month Period (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, indentures, notes or similar instruments,
      (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

            "DEPRECIATION AND AMORTIZATION" shall mean the depreciation and amortization accruing during the applicable 12 Month Period with respect to Guarantor and Parent, as determined in accordance with GAAP.

            "INTEREST EXPENSE" shall mean for the applicable 12 Month Period, the sum of all interest accrued or which should be accrued in respect of all Debt of Guarantor and Parent, as determined in accordance with GAAP.

            "NET INCOME" shall mean with respect to the applicable 12 Month Period, the net income or net loss of Guarantor and Parent. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the applicable 12 Month Period, and (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense and actual corporate overhead expense allocable to the applicable 12 Month Period.

            "OPERATING LEASE EXPENSE" shall mean the sum of all payments and expenses incurred by Guarantor and Parent under any operating leases during the applicable 12 Month Period, as determined in accordance with GAAP.

      (d) INTENTIONALLY DELETED.

      (e) Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Guarantor, Guarantor shall deliver to Lessor and Lender complete financial statements of Guarantor, including a balance sheet, profit and loss statement, statement of changes in cash flows and all other related schedules for the fiscal period then ended. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from period to period, and shall be certified to be accurate and complete by Guarantor (or the Treasurer or other appropriate officer of Guarantor). Guarantor understands that Lessor and Lender are relying upon such financial statements and Guarantor represents that such reliance is reasonable. The financial statements delivered to Lessor and Lender need not be audited, but Guarantor shall deliver to Lessor and Lender copies of any audited financial statements of Guarantor which may be prepared, as soon as they are available.

      8. This Guaranty shall commence upon execution and delivery of any of the Documents and shall continue in full force and effect until all of the Obligations are duly, finally and permanently paid, performed and discharged and are not subject to any right of reborrowing or extension by Lessee, and Lessor and Lender give Guarantor written notice of the full and final satisfaction of the Obligations. The Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Lessee to Lessor are no longer subject to any right on the part of any person whomsoever, including but not limited to Lessee, Lessee as a debtor-in-possession and/or any trustee in bankruptcy, to disgorge such payments or seek to recoup the amount of such payments or any part thereof. The foregoing shall include, by way of example and not by way of limitation, all rights to recover preferences voidable under Title 11 of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the "Code"). In the event that any such payments by Lessee to Lessor are disgorged after the making thereof, in whole or in part, or settled without litigation, to the extent of such disgorgement or settlement, Guarantor shall be liable for the full amount Lessor is required to repay plus interest, late charges, attorney's fees and any and all expenses paid or incurred by Lessor in connection therewith.

      9. Guarantor shall neither have any right of subrogation, indemnity or reimbursement nor hold any other claim against Lessee or Sellers, and Guarantor does hereby release Lessee and Sellers from any and all claims by Guarantor now or hereafter arising against Lessee or Sellers. Furthermore, Guarantor hereby unconditionally and irrevocably waives (a) any right to participate in any security now or hereafter held by Lessor or in any claim or remedy of Lessor or any other person against Lessee and Sellers with respect to the Obligations,

(b) any statute of limitations affecting Guarantor's liability hereunder, (c) all principles and provisions of law which conflict with the terms of this Guaranty, and (d) diligence, presentment, protest, demand for performance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of execution of any Documents, notice of extension, renewal, alteration or amendment, notice of acceptance of this Guaranty, notice of defaults under any of the Documents and all other notices whatsoever.

      10. Notwithstanding the preceding Section 9, in the event that Guarantor shall have any claims against Lessee or Sellers, any indebtedness of Lessee or Sellers now or hereafter held by Guarantor is hereby subordinated to the indebtedness of Lessee or Sellers to Lessor. Any such indebtedness of Lessee or Sellers to Guarantor, if Lessor so requests, shall be collected, enforced and received by Guarantor as trustee for Lessor and be paid over to Lessor on account of the Obligations, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

      11. It is not necessary for Lessor to inquire into the powers of Lessee, Sellers or their officers, directors, partners or agents acting or purporting to act on its behalf, and Guarantor shall be liable for the Obligations in accordance with their terms notwithstanding any lack of authorization or defect in execution or delivery by Lessee or Sellers.

      12. In addition to the amounts guaranteed under this Guaranty, Guarantor agrees to pay (i) all of Lessor's attorneys' fees and other costs and expenses which may be incurred by Lessor in the enforcement of this Guaranty and (ii) interest (including postpetition interest to the extent a petition is filed by or against Lessee under the Code) at the Default Rate on any Obligations not paid when due.

      13. This Guaranty shall apply to the parties hereto and their successors and assigns according to the context hereof and without regard to the number or gender of words or expressions used herein.

      14. Guarantor hereby agrees to indemnify and hold harmless Lessor for, from and against any loss, cause of action, claim, cost, expense or fee, including but not limited to attorney's fees and court costs, suffered or occasioned by the failure of Lessee or Sellers to satisfy their obligations under the Documents. The agreement to indemnify Lessor contained in this paragraph shall be enforceable notwithstanding the invalidity or unenforceability of the Documents or any of them or the invalidity or unenforceability of any other paragraph contained in this Guaranty.

      15. All moneys available to Lessor for application in payment or reduction of the liabilities of Lessee or Sellers under the Documents may be applied by Lessor to the payment or reduction of such liabilities of Lessee, in such manner, in such amounts and at such time or times as Lessor may elect.

      16. All notices, demands, requests, consents, approvals or other instruments required or permitted to be given pursuant to this Guaranty shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next Business Day, if delivered by express overnight delivery service or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the addresses (or facsimile numbers, as applicable) specified below:

                 If to Guarantor:   Uno Restaurant Corporation
                                    100 Charles Park Road
                                    West Roxbury, Massachusetts  02132
                                    Attention: Robert M. Vincent
                                    Telephone: (617) 218-5215
                                    Telecopy: (617) 218-5375

                 If to Lessor:      Spencer Family, LLC
                                    100 Charles Park Road
                                    West Roxbury, Massachusetts  02132
                                    Telephone: (617) 323-9200
                                    Telecopy: (617) 218-6906

                 With a copy to:   Piper Marbury Rudnick & Wolfe, LLP
                                   203 North LaSalle Street, Suite 1800
                                   Chicago, IL  60601
                                   Attention: Mike Fischer, Esq.
                                   Telephone: (312) 368-4035
                                   Telecopy: (202) 223-2085

or to such other address or such other person as either Guarantor or Lessor may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. No such notices, demands, requests, consents, approvals or other communications shall be valid unless Lender is provided a duplicate original thereof at the following address:

                 If to Lender:
                                    General Electric Capital Business
                                    Asset Funding Corporation
                                    10900 Northeast Fourth Street
                                    Suite 500
                                    Bellevue, Washington  98004
                                    Attention: Franchise Finance Department and
                                               Middle Market Risk
                                    Telephone: (425) 451-0090

or to such other address or such other person as Lender may from time to time specify to Lessor and Guarantor in a notice delivered in the manner provided above.

      17. This Guaranty is delivered in the States of Massachusetts or Illinois, and it is the intent of Guarantor and Lessor that this Guaranty shall be deemed to be a contract made under and governed by the internal laws of the State of Massachusetts or Illinois, depending on the situs of the property, without regard to its principles of conflicts of law. For purposes of any action or proceeding involving this Guaranty, Guarantor submits to the jurisdiction of all federal and state courts located in the States of Massachusetts or Illinois and consents that it may be served with any process or paper by registered mail or by personal service within or without the States of Massachusetts or Illinois in accordance with applicable law. Furthermore, Guarantor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this section shall limit or restrict the right of Lessor to commence any proceeding in the federal or state courts located in the state in which the Properties are located and/or where Guarantor maintains its chief executive office to the extent Lessor deems such proceeding necessary or advisable to exercise remedies available under the Documents.

      18. Guarantor and Lessor, by its execution of the Lease and its acceptance of this Guaranty, intend that:

            (i) the Lease constitutes a single master lease of all, but not less than all, of the Properties and that Lessor and Lessee have executed and delivered the Lease with the understanding that the Lease constitutes a unitary, unseverable instrument pertaining to all, but not less than all, of the Properties, and that neither the Lease nor the duties, obligations or rights of Lessee may be allocated or otherwise divided among the Properties by Lessee;

            (ii) the Lease is a "true lease" and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of the Lease are those of a true lease; and

            (iii) the business relationship created by the Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.

      The expressions of intent set forth in this Section are a material inducement to Lessor entering into the Lease.

      19. Guarantor acknowledges that Lessor did not prepare or assist in the preparation of any of the projected financial figures used by Lessee in analyzing the economic viability and feasibility of the transactions contemplated by the Lease.

      20. All of Lessor's rights and remedies under the Documents and this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy is intended to be in exclusion of or a waiver of any of the others.

      21. Except as otherwise contemplated by Section 27 of this Guaranty, this Guaranty is solely for the benefit of Lessor, its successors and assigns and is not intended to nor shall it be deemed to be for the benefit of any third party, including, without limitation, Lessee.

      22. If any provision of this Guaranty is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

      23. Guarantor agrees to take such action and to sign such other documents as may be appropriate to carry out the intent of this Guaranty.

      24. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original.

      25. LESSOR, BY ACCEPTING THIS GUARANTY, AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY LESSOR OR GUARANTOR AGAINST THE OTHER OR THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY, THE RELATIONSHIP OF LESSOR, LESSEE AND/OR GUARANTOR, LESSEE'S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY LESSOR AND GUARANTOR OF ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS A MATERIAL INDUCEMENT FOR LESSOR ACCEPTING THIS GUARANTY. FURTHERMORE, GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LESSOR OR ANY OF LESSOR'S AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY GUARANTOR AGAINST LESSOR OR ANY OF LESSOR'S AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY DOCUMENTS CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY GUARANTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED AND IS A MATERIAL INDUCEMENT FOR LESSOR ACCEPTING THIS GUARANTY.

      26. Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be incurred hereby without rendering this Guaranty, as it relates to Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of Lessor hereunder.

      27. This Guaranty is executed and delivered to induce Lessor to enter into the Lease and is solely for the benefit of Lessor and its successors and assigns, including, without limitation, Lender and its successors and assigns under the Loan Documents, and is not intended to nor shall it be deemed to be for the benefit of any other third party, including, without limitation, Lessee. This Guaranty is a continuing Guaranty and shall be binding upon Guarantor and its successors and assigns; provided, however, without the prior written consent of Lessor, Guarantor shall not assign this Guaranty or any of the rights or obligations of Guarantor hereunder.

      28. Guarantor acknowledges and agrees that (i) Lessor intends to collaterally assign all of its right, title and interest under the Lease and this Guaranty to Lender pursuant to the Loan Documents and (ii) upon the exercise of Lender's remedies set forth in such Loan Documents, all of the rights, powers and privileges of Lessor shall be deemed the rights, powers and privileges of Lender and Lender shall be entitled to exercise all of the rights and remedies of "Lessor" under this Guaranty, the Lease and the Loan Documents. Guarantor hereby consents to, and no further consent by Guarantor shall be required for, any further assignment of rights of Lessor hereunder or in connection with any transfer by Lender. All notices, certificates, reports or other information required to be delivered to Lessor under this Guaranty shall be delivered simultaneously to Lender. Notwithstanding any provision herein to the contrary, this Guaranty shall not be deemed to create any obligation of or liability for Lender. Guarantor intends that Lender shall be an intended third party beneficiary of this Guaranty but without any corresponding responsibility, liability or obligation to Guarantor.

      29. Guarantor agrees that:

            (a) the Guaranty shall not be changed, amended, altered, modified, or terminated without the prior written consent of Lender;

            (b) any consent, approval, agreement or waiver provided by Lessor pursuant to this Guaranty shall not be valid unless consented to in writing by Lender; and

            (c) Lessor shall in no event be deemed to have unreasonably withheld any approval under this Guaranty if Lender shall not have given its approval.

      30. INTENTIONALLY DELETED.

      IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty effective as of the 30th day of July, 2001.

                                   GUARANTOR:

Federal Tax I.D. Number:           UNO RESTAURANT CORPORATION,
                                   a Delaware corporation
04-2953702

                                   By  /s/ Robert M. Vincent
                                     -------------------------------------------
                                   Printed Name Robert M. Vincent
                                               ---------------------------------
                                   Its  Executive Vice President, Treasurer
                                      ------------------------------------------

STATE OF MASSACHUSETTS ]
                       ] SS.
COUNTY OF SUFFOLK      ]

      The foregoing instrument was acknowledged before me on July 27, 2001 by Robert M. Vincent, Executive Vice President and Chief Financial Officer of Uno Restaurant Corporation, a Delaware corporation, on behalf of the corporation.


                                        /s/ Christine A. Kennedy
                                        ----------------------------------------
                                        Notary Public Christine A. Kennedy
My Commission Expires: 9/2/2006

-----------------------------------------